Exhibit 99.1

3D Systems Reports

First Quarter 2024 Financial Results

ROCK HILL, South Carolina - August 20, 2024 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the first quarter ended March 31, 2024.

First Quarter Financial Results and Recent Business Highlights

(All numbers are unaudited and are presented in millions, except per share amounts or as otherwise noted)

•	Q1’24 revenue of $102.9 million decreased 15.1% year-over-year primarily driven by lower printer sales, partially offset by growth in materials and services

•	Q1’24 gross profit margin of 39.8% and Non-GAAP gross profit margin(1) of 40.1%. Improvements from prior year primarily driven by favorable mix

•	GAAP Q1’24 Net loss of $16.0 million or diluted loss per share of $0.12, including approximately $5 million (or $0.04 per share) of fees in excess of original estimates related to extended 2023 audit

•	Q1’24 Negative Adjusted EBITDA(1) of $20.1 million reflects impacts of lower total sales volume, and significantly higher operating expenses primarily driven by the 2023 audit

•	Expect Q2’24 revenues within the range of $113.0 - $113.5 million

•	Announces timing of Q2’24 earnings and 1H’24 earnings call on August 29, 2024 after-market

	Three Months Ended March 31,
(in millions, except per share data)	2024	2023
Revenue	$102.9	$121.2
Gross profit	$40.9	$47.1
Gross profit margin	39.8%	38.8%
Operating expense	$80.8	$80.5
Loss from operations	$(39.9)	$(33.4)
Net loss attributable to 3D Systems Corporation	$(16.0)	$(29.4)
Diluted (loss) income per share	$(0.12)	$(0.23)
Non-GAAP measures for year-over-year comparisons: (1)
Non-GAAP gross profit margin	40.1%	39.0%
Non-GAAP operating expense	$66.3	$62.6
Adjusted EBITDA	$(20.1)	$(10.1)
Non-GAAP diluted (loss) income per share	$(0.17)	$(0.09)

(1) See “Presentation of Information in this Press Release” below for a description, and the Appendix for the reconciliation of non-GAAP measurements to the most closely comparable GAAP measure.

Summary Comments on Results

Commenting on first quarter results, Dr. Jeffrey Graves, President and CEO of 3D Systems said, “Our first quarter revenue results reflect a continuation of pressures driven by unfavorable macroeconomic and geopolitical conditions, which were particularly impactful on hardware printer sales that are directly tied to customer capex investments. As a whole, first quarter revenues were slightly below our initial expectations reflecting a soft start to the year, driven by normal seasonality, and compounded by continued scrutiny across customer capital expenditures for additive manufacturing systems. Given the timing of some significant machine purchases last year, our Industrial segment was most impacted by this unfavorable capital spend environment, as weakness in most sectors offset another strong performance from Aerospace and Defense customers. That said, interest in additive applications remains very robust and we are beginning to see signs of encouragement in certain demand markets giving us confidence that our top-line performance will notably improve as the year progresses. Materials and services, particularly in our Healthcare business, performed very well in the first quarter, leveraging the strength of our existing installed base. We view our multi-year contract award with a leading provider of clear dental aligners as a tremendous foundation for our dental initiatives to grow in the years ahead. Additionally, with the strength of our Personalized Healthcare business delivering another strong quarter of over 9% growth, and our intense focus to continue investing in the personalized space, we see significant opportunities to build on this momentum. Looking ahead, we are expecting second quarter revenues within the range of $113.0 - $113.5 million with continued sequential improvement throughout the balance of 2024.”

Dr. Graves continued, “As recently announced, the extended timeline to conclude our 2023 audit created a significant headwind to overall operating expenses during the quarter, resulting in an unplanned, short-term increase in external auditor and outside service fees. The impact of these exceptional costs drove operating expense approximately $5 million higher than originally anticipated in the quarter. However, normalizing for this event, first quarter operating expenses declined from prior year and sequentially and serve to evidence the initial effectiveness of our previously announced restructuring initiatives. While the impacts associated with the 2023 filing will continue to create a short-term headwind through the third quarter, they will quickly abate and our restructuring initiatives then present a meaningful opportunity to reduce G&A costs by the end of the year. We believe the actions taken to date provide the framework for us to continue investing in mission-critical R&D while driving sustainable profitability in the bright future we see on the horizon ahead. We look forward to providing a comprehensive update on the first half performance and full year expectations when we file our second quarter results next week.”

Summary of First Quarter Results

Revenue for the first quarter of 2024 decreased 15.1% to $102.9 million compared to the same period last year. The decline of revenue primarily reflects lower printer sales due to macroeconomic factors that are negatively impacting hardware systems demand, partially offset by growth in both materials and services.

Healthcare Solutions revenue decreased 6.8% to $45.4 million compared to the same period last year primarily due to a decline in printer sales to a large orthodontics customer, partially offset by growth in materials and services.

Industrial Solutions revenue decreased 20.7% to $57.5 million compared to the same period last year.

Gross profit margin for the first quarter of 2024 was 39.8% compared to 38.8% for the same period last year. Non-GAAP gross profit margin was 40.1% compared to 39.0% for the same period last year. Gross profit margin increased primarily due to favorable product mix, partially offset by unfavorable absorption associated with lower volumes. Gross profit margin also includes the negative impact of approximately $2.8 million associated with an increase in inventory reserves and write-offs taken during the first quarter of 2024.

Operating expense for the first quarter of 2024 was $80.8 million compared to $80.5 million for the same period last year. Non-GAAP operating expense of $66.3 million increased $3.6 million compared to the same period last year and included approximately $5.0 million of higher external auditor fees and outside services primarily related to the delayed filing of the 2023 Form 10-K.

Net loss attributable to 3D Systems Corporation for the first quarter of 2024 was $16.0 million compared to a loss of $29.4 million for the same period last year. The improvement in net loss attributable to 3D Systems Corporation compared to the same period last year was primarily driven by a $21.5 million gain recognized on the extinguishment of debt at a discount during the first quarter 2024.

Adjusted EBITDA decreased by $10.0 million to a loss of $20.1 million in the first quarter of 2024 compared to the same period last year. The decrease in Adjusted EBITDA primarily reflects lower total sales volume and an increase in operating expense.

Financial Liquidity

At March 31, 2024, the company had cash and cash equivalents of $212.0 million, a decrease of $119.5 million since December 31, 2023. The decrease was due primarily to the repurchase of our Convertible notes of $87.2 million, cash used in operations of $25.5 million, capital expenditures of $3.2 million, and taxes paid related to net share settlement of equity awards of $1.7 million. At March 31, 2024, the company had total debt net of deferred financing costs of $211.1 million.

First Half 2024 Conference Call and Webcast

The company expects to release financial results for the second quarter 2024 after-market on August 29, 2024. Following its second quarter earnings release, the Company plans to host a conference call and simultaneous webcast to discuss results for first half 2024 on August 29, 2024, which may be accessed as follows:

Date: Thursday, August 29, 2024

Time: 5:00 p.m. Eastern Time

Listen via webcast: www.3dsystems.com/investor

Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP diluted income (loss) per share, and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

•	amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;

•	costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;

•	stock-based compensation expenses, a non-cash expense;

•	charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;

•	certain compensation expense related to the 2021 Volumetric acquisition; and

•	costs, including legal fees, related to significant or unusual litigation matters.

Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business’ operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and non-GAAP operating expense to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 35 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading additive manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial Solutions markets such as medical and dental, aerospace & defense, automotive and durable goods. More information on the company is available at www.3dsystems.com

Tables Follow

3D Systems Corporation

Unaudited Condensed Consolidated Balance Sheets

March 31, 2024 and December 31, 2023

(in thousands, except par value)	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$212,040	$331,525
Accounts receivable, net of reserves — $3,090 and $3,389	102,792	101,497
Inventories	145,628	152,188
Prepaid expenses and other current assets	45,405	42,612

Total current assets	505,865	627,822
Property and equipment, net	60,568	64,461
Intangible assets, net	60,118	62,724
Goodwill	114,559	116,082
Operating lease right-of-use assets	56,010	58,406
Finance lease right-of-use assets	12,046	12,174
Long-term deferred income tax assets	3,292	4,230
Other assets	44,778	44,761

Total assets	$857,236	$990,660

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current operating lease liabilities	$9,877	$9,924
Accounts payable	40,407	49,757
Accrued and other liabilities	50,328	49,460
Customer deposits	6,463	7,599
Deferred revenue	38,844	30,448

Total current liabilities	145,919	147,188
Long-term debt, net of deferred financing costs	211,054	319,356
Long-term operating lease liabilities	54,857	56,795
Long-term deferred income tax liabilities	4,835	5,162
Other liabilities	30,240	33,400

Total liabilities	446,905	561,901
Commitments and contingencies (Note 16)
Redeemable non-controlling interest	1,966	2,006
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 133,803 and 133,619 as of March 31, 2024 and December 31, 2023, respectively	134	134
Additional paid-in capital	1,582,325	1,577,519
Accumulated deficit	(1,122,651)	(1,106,650)
Accumulated other comprehensive loss	(51,443)	(44,250)

Total stockholders’ equity	408,365	426,753

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$857,236	$990,660

3D Systems Corporation

Unaudited Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2024 and 2023

	Three Months Ended
(in thousands, except per share amounts)	March 31, 2024	March 31, 2023
Revenue:
Products	$64,051	$84,388
Services	38,854	36,848

Total revenue	102,905	121,236
Cost of sales:
Products	39,587	49,880
Services	22,396	24,258

Total cost of sales	61,983	74,138

Gross profit	40,922	47,098
Operating expenses:
Selling, general and administrative	57,304	58,285
Research and development	23,480	22,209

Total operating expenses	80,784	80,494

Loss from operations	(39,862)	(33,396)
Non-operating income (expense):
Foreign exchange gain (loss), net	1,909	(372)
Interest income	2,798	4,546
Interest expense	(714)	(741)
Other income, net	21,386	442

Total non-operating income	25,379	3,875

Loss before income taxes	(14,483)	(29,521)
Provision for income taxes	(1,371)	(8)
Loss on equity method investment, net of income taxes	(247)	—

Net loss before redeemable non-controlling interest	(16,101)	(29,529)
Less: net loss attributable to redeemable non-controlling interest	(100)	(108)

Net loss attributable to 3D Systems Corporation	$(16,001)	$(29,421)

Net loss per common share:
Basic	$(0.12)	$(0.23)

Diluted	$(0.12)	$(0.23)

Weighted average shares outstanding:
Basic	130,820	129,158
Diluted	130,820	129,158

3D Systems Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2024 and 2023

	Three Months Ended
(in thousands)	March 31, 2024	March 31, 2023
Cash flows from operating activities:
Net loss before redeemable non-controlling interest	$(16,101)	$(29,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion of debt discount	7,706	9,220
Stock-based compensation	8,252	10,292
Loss on short-term investments	—	29
Non-cash operating lease expense	2,728	1,903
Provision for inventory obsolescence	4,259	2,926
Provision for bad debts	(71)	13
Loss on the disposition of businesses, property, equipment and other assets	155	423
Gain on debt extinguishment	(21,518)	—
Provision (benefit) for deferred income taxes and reserve adjustments	714	(259)
Loss on equity method investment, net of taxes	247	—
Changes in operating accounts:
Accounts receivable	(2,391)	(208)
Inventories	30	(12,327)
Prepaid expenses and other current assets	(3,277)	(4,146)
Accounts payable	(8,708)	(2,947)
Deferred revenue and customer deposits	7,854	3,120
Accrued and other liabilities	(1,017)	(6,994)
All other operating activities	(4,407)	762

Net cash used in operating activities	(25,545)	(27,722)

Cash flows from investing activities:
Purchases of property and equipment	(3,190)	(9,027)
Sales and maturities of short-term investments	—	176,856
Proceeds from sale of assets and businesses, net of cash sold	3	—

Net cash (used in) provided by investing activities	(3,187)	167,829

Cash flows from financing activities:
Repayment of borrowings/long-term debt	(87,150)	—
Taxes paid related to net-share settlement of equity awards	(1,710)	(2,115)
Other financing activities	(327)	(179)

Net cash used in financing activities	(89,187)	(2,294)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,579)	114

Net (decrease) increase in cash, cash equivalents and restricted cash	(119,498)	137,927

Cash, cash equivalents and restricted cash at the beginning of the year (a)	333,111	391,975

Cash, cash equivalents and restricted cash at the end of the period (a)	$213,613	$529,902

(a)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets to the total of such amounts reported in the condensed consolidated statements of cash flows.

(in thousands)	March 31, 2024	December 31, 2023	March 31, 2023	December 31, 2022
Cash and cash equivalents	$212,040	$331,525	$525,898	$388,134
Restricted cash included in prepaid expenses and other current assets	120	119	115	114
Restricted cash included in other assets	1,453	1,467	3,889	3,727

Total cash, cash equivalents and restricted cash shown in the condensed consolidated statements of cash flows	$213,613	$333,111	$529,902	$391,975

Amounts included in restricted cash as of March 31, 2024 and December 31, 2023 primarily relate to guarantees in the form of a standby letter of credit as security for a long-term real estate lease. Amounts included in restricted cash as of March 31, 2023 and December 31, 2022 primarily relate to $3,435 deposited into an escrow account relating to the initial investment in the NAMI joint venture. The remaining amounts in restricted cash in all periods presented relate to collateral for letters of credit and bank guarantees.

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three Months Ended March 31, 2024, 2023

Gross Profit and Gross Profit Margin (1)

	Three Months Ended March 31,
(in thousands)	2024		2023
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$40.9	39.8%	$47.1	38.8%
Amortization expense included in Cost of sales	0.3		0.1

Non-GAAP (2)	$41.2	40.1%	$47.2	39.0%

(1)	Amounts in table may not foot due to rounding
(2)	Calculated as non-GAAP gross profit as a percentage of total revenue.

Non-GAAP Operating Expense(1)

	Three Months Ended March 31,
(in millions)	2024	2023
Operating expense	$80.8	$80.5
Amortization expense	(2.0)	(3.1)
Stock-based compensation expense	(8.2)	(10.3)
Acquisition and divestiture-related expense	(0.1)	(2.7)
Legal and other expense	(4.2)	(0.1)
Restructuring expense	—	(1.7)

Non-GAAP operating expense	$66.3	$62.6

(1)	Amounts in table may not foot due to rounding

Net (Loss) Income to Adjusted EBITDA (1)

	Three Months Ended March 31,
(in thousands)	2024	2023
Net (loss) income attributable to 3D Systems Corporation	$(16.0)	$(29.4)
Interest (income) expense, net	$(2.1)	$(3.8)
Provision for income taxes	$1.4	$—
Depreciation expense	$5.0	$5.3
Amortization expense	$2.3	$3.2

EBITDA	$(9.4)	$(24.7)
Stock-based compensation expense	$8.2	$10.3
Acquisition and divestiture-related expense	$0.1	$2.7
Legal expense	$4.2	$0.1
Restructuring expense	$—	$1.7
Redeemable non-controlling interest	$(0.1)	$(0.1)
Loss on equity method investment	$0.2	$—
Debt extinguishment gain	$(21.5)	$—
Other (income) expense, net	$(1.8)	$(0.1)

Adjusted EBITDA	$(20.1)	$(10.1)

(1)	Amounts in table may not foot due to rounding

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three Months Ended March 31, 2024, 2023

Diluted (Loss) Income per Share (1)

	Three Months Ended March 31,
(in dollars)	2024	2023
Diluted (loss) income per share	$(0.12)	$(0.23)
Stock-based compensation expense	0.06	0.08
Amortization expense	0.02	0.03
Acquisition and divestiture-related expense	—	0.02
Legal expense	0.03	0.00
Restructuring expense	—	0.01
Gain on repurchase of debt	(0.16)	—

Non-GAAP diluted (loss) income per share	$(0.17)	$(0.09)

(1)	Amounts in table may not foot due to rounding